Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement of Central Federal Corporation on Form S-3 of our report dated March 19, 2008, related to the consolidated financial statements of Central Federal Corporation incorporated by reference in the Annual Report on Form 10-K of Central Federal Corporation for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the prospectus included in this Registration Statement.
Crowe Horwath LLP
Columbus, Ohio
January 2, 2009